Exhibit 99.1

SOLAREDGE’S STOREDGE™ SOLUTION IS NOW INTERNATIONALLY AVAILABLE
Initial StorEdge™ installations completed at end of 2015

Herzelya Pituach, Israel (January 12, 2016) – SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), a global leader in PV inverters, power optimizers, and module-level monitoring services, announced today the immediate international availability of its StorEdge™ solution. At the end of 2015, the company already completed a number of StorEdge™ installations in select locations around the world.

Compatible with Tesla’s home battery, the Powerwall, StorEdge™ is a DC coupled storage solution that allows home owners to reduce electric bills and gain energy independence. With StorEdge™, unused solar energy is stored in a battery and used when needed to maximize self-consumption and for power backup. StorEdge™ also supports Time-of-Use management, which promotes energy consumption when electric demand from the grid is low (off-peak rates) and lower consumption when demand is high (peak rates). The backup function allows homeowners to store solar energy and use it during electric outages.

The solution is based on a single inverter that manages and monitors solar energy generation, consumption, and storage. With the complete SolarEdge DC optimized StorEdge™ system, homeowners benefit from higher generation, higher efficiency, simple design, enhanced safety, full monitoring, and easy maintenance.

“With the evolution of the solar energy market and subsidy programs, innovative solutions are increasingly necessary to create synergy between distributed solar energy and storage,” stated Lior Handelsman, SolarEdge’s VP of Marketing and Product. “As a top global inverter company, SolarEdge is committed to contributing to a thriving solar industry by offering products, such as StorEdge™.”

Available in Australia, Europe, South Africa, and the United States, StorEdge™ can be ordered by PV installers via SolarEdge distributors.

About SolarEdge:
SolarEdge provides an intelligent inverter solution that has changed the way power is harvested and managed in solar photovoltaic systems. The SolarEdge DC optimized inverter system maximizes power generation at the individual PV module-level while lowering the cost of energy produced by the solar PV system. The SolarEdge system consists of power optimizers, inverters and a cloud-based monitoring platform and addresses a broad range of solar market segments, from residential solar installations to commercial and small utility-scale solar installations. SolarEdge is online at http://www.solaredge.com

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Press Contacts
SolarEdge Technologies
Hadas Rozen, Director of Marketing
+972.9.957.6620, Ext. #314
hadas.rozen@solaredge.com